Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) between Radius Health, Inc., a Delaware corporation (including its successors and assigns, the “Company”), and Robert Ward (the “Executive”) is dated as of December 12, 2013 and shall become effective on December 16, 2013 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company desires the Executive to provide employment services to the Company, and wishes to provide the Executive with certain compensation and benefits in return for such employment services; and

WHEREAS, the Executive wishes to be employed by the Company and to provide employment services to the Company in return for certain compensation and benefits;

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      EMPLOYMENT TERM.  The Company hereby offers to employ the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement, during the period commencing on the Effective Date and ending on the date of the termination of the Executive’s employment in accordance with Section 7 below (the “Employment Term”).  The Executive shall be employed at will, meaning that either the Company or the Executive may terminate this Agreement and the Executive’s employment at anytime, for any reason or no reason, with or without cause, subject to the terms of this Agreement.

2.                                      POSITION & DUTIES.

(a)                                 Except as provided in Section 2(b) below, the Executive shall serve as the Company’s President and Chief Executive Officer during the Employment Term.  As President and Chief Executive Officer, the Executive shall have such duties, authorities and responsibilities as are commensurate with the position of President and Chief Executive Officer and such other duties and responsibilities as the Company’s Board of Directors (the “Board”) shall designate that are consistent with the Executive’s position as President and Chief Executive Officer.

(b)                                 During the Employment Term, the Executive agrees to devote his full business time, attention and energies to the performance of all of the lawful duties, responsibilities and authority that may be assigned to him hereunder.  Nothing contained in this Agreement will preclude the Executive from (i) devoting time to personal and family investments, (ii) serving as a director of any not-for-profit company or (iii) from participating in charitable or industry associations, in each case, provided that such activities or services do not (x) materially interfere with the Executive’s performance of duties hereunder or (y) violate the terms of the Confidentiality Agreement (as defined below).

(c)                                  During the Employment Term, the Executive shall serve as a member of the Board, and the Executive agrees to serve as a member of the Board without additional compensation.  Upon the Executive’s termination of employment from the Company for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive will be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company or any of its affiliates, and agrees to take all actions reasonably requested by the Company to effectuate the foregoing.

(d)                                 During the Employment Term, the Executive’s principal place of employment shall be the Company’s offices in Cambridge, Massachusetts, subject to customary business travel consistent with the Executive’s duties and responsibilities.

3.                                      BASE SALARY.  The Company agrees to pay the Executive a base salary (the “Base Salary”) at an annual rate of $450,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly.  The Executive’s Base Salary shall be subject to review by the Board (or a committee thereof) at least annually and may be increased, but not decreased, from time to time by the Board.  The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

4.                                      BONUSES.

(a)                                 ANNUAL BONUS.  With respect to each full calendar year during the Employment Term, the Executive shall be eligible to earn an annual, performance-based bonus (an “Annual Bonus”) with a target bonus value equal to fifty percent (50%) of the Executive’s Base Salary (the “Target Bonus”) based upon the achievement of performance targets, which shall be established by the Board (or a committee thereof) in consultation with the Executive within the first 90 days of each calendar year during the Employment Term, with the actual amount of the Annual Bonus for a particular year determined by the Board (or a committee thereof) in its discretion.  The Board (or a committee thereof) shall consider the Executive’s performance from the Effective Date through December 31, 2013 in addition to the Executive’s performance in the 2014 calendar year when determining the Executive’s Annual Bonus for the 2014 calendar year.  Subject to Section 8 below, in order to be eligible for an Annual Bonus, the Executive must remain employed for the entire calendar year for which the performance targets will have been set.  Any Annual Bonus earned by the Executive will be paid no later than March 15 of the calendar year immediately following the calendar year in which the Annual Bonus is being measured.  The Executive’s Target Bonus shall be subject to review by the Board (or a committee thereof) at least annually and may be increased, but not decreased, from time to time by the Board.

(b)                                 TRANSACTION BONUS MULTIPLIER. In the first year of the Employment Term during which the Company consummates either (i) a Qualified Initial Public Offering or (ii) a strategic partnership, collaboration or licensing transaction approved by the Board with respect to any one or more of the United States, Europe, or the rest of the world relating to BA-058 that the Board determines in its discretion constitutes a significant transaction, the Executive will be eligible to receive a one-time discretionary multiplier of up to 200%, such multiplier to be determined by the Board in its discretion, applied to the Executive’s Annual Bonus for such year (e.g., if the Executive’s Annual Bonus were earned at target, the bonus would equal the product of the Base Salary multiplied by 50% multiplied by the applicable bonus multiplier).  In the event that the Company consummates an Initial Public Offering, which does not qualify as a Qualified Initial Public Offering, the Board may still, in its discretion, apply a multiplier of up to 200% to the Executive’s Annual Bonus.  The Executive acknowledges that all decisions related to the Company’s decision to effect an Initial Public Offering of its equity securities, including without limitation establishing the gross proceeds and per share price for such Initial Public Offering, or any transaction that could constitute a significant transaction shall be made by the Board in its sole discretion.  For purposes of this Agreement, (1) “Initial Public Offering” means the consummation of the Company’s first underwritten initial public offering of common equity securities under the Securities Act of 1933, as amended, after the Effective Date, that results in such common equity securities being listed for trading on a national securities exchange and (2) “Qualified Initial Public Offering” means an Initial Public Offering with gross proceeds to the Company of at least $50 million.

(c)                                  SIGN-ON BONUS.  Subject to Board approval, not later than the first Board meeting following the Effective Date, the Company will grant to the Executive a stock option (the “Sign-On Option”) under the Radius Health, Inc. 2011 Equity Incentive (as amended, the “Plan”) for the purchase of shares of the Company’s common stock (“Common Stock”) at a price per share equal to the per share fair market value of the Common Stock, as determined by the Board, on the date of grant.  The number of shares subject to the Sign-On Option will be determined based on the Sign-On Option having an aggregate Black-Scholes value (as determined by the Board) on the date grant equal to $160,000.  The Sign-On Option will vest as to 100% of the shares subject to the Sign-On Option on the 60th day following the date of grant, subject to the Executive’s continued employment with the Company on such date.

5.                                      EQUITY.

(a)                                 THE OPTION. Subject to Board approval, not later than the first Board meeting following the Effective Date, the Company will grant to the Executive a stock option (the “Option”) under the Plan for the purchase of 1,810,262 shares of Common Stock at a price per share equal to the fair market value of such Common Stock, as determined by the Board, at the time of grant.  The Option will include a four-year vesting schedule, under which the Option will vest as to twenty-five percent (25%) of the shares subject to the Option twelve (12) months following the Effective Date and the Option will vest as to the remaining shares in substantially equal monthly installments over the following three years, subject to the Executive’s continued employment with the Company on the applicable vesting date (the “Ordinary Vesting Schedule”).  The Option will be subject to the terms and conditions of the Plan and the Executive’s option agreement (the “Stock Option Agreement”), provided that in the event of a conflict between this Section 5 and the Stock Option Agreement or the Plan, this Section 5 shall control.

(b)                                 QUALIFIED INITIAL PUBLIC OFFERING. Notwithstanding the Ordinary Vesting Schedule, if there is a Qualified Initial Public Offering during the first year of the Employment Term, then the Company will provide the Executive with accelerated vesting such that, as of the date of the Qualified Initial Public Offering, the Option will vest with respect to twenty-five percent (25%) of the shares subject to the Option, with such twenty-five percent (25%) portion taken pro rata from the unvested shares subject to the Option, and the remaining unvested shares subject to the Option, as reduced by this Section 5(b), will continue to vest in accordance with the Ordinary Vesting Schedule, subject to the Executive’s continued employment with the Company on each applicable vesting date and the terms of the Plan and Stock Option Agreement.

(c)                                  ACCEPTANCE OF NDA. Notwithstanding the Ordinary Vesting Schedule, if the Company files a New Drug Application (“NDA”) for BA-058 with the Food and Drug Administration (“FDA”) and the FDA accepts such application during the Employment Term, then the Company will provide the Executive with accelerated vesting such that, as of the date of the acceptance of the NDA, the Option will vest with respect to twenty-five percent (25%) of the unvested shares subject to the Option, with such twenty-five percent (25%) portion taken pro rata from the unvested shares subject to the Option, and the remaining unvested shares subject to the Option, as reduced by this Section 5(c), shall continue to vest in accordance with the Ordinary Vesting Schedule, subject to the Executive’s continued employment with the Company on each applicable vesting date and the terms of the Plan and Stock Option Agreement.

(d)                                 FDA APPROVAL. Notwithstanding the Ordinary Vesting Schedule, if the Company obtains FDA approval for BA-058 during the Employment Term, then then the Company will provide the Executive with accelerated vesting such that, as of the date of the FDA approval, the Option will vest with respect to twenty-five percent (25%) of the unvested shares subject to the Option, with such twenty-five percent (25%) portion taken pro rata from the unvested shares subject to the Option, and the remaining unvested shares subject to the Option, as reduced by this Section 5(d), shall continue to vest in accordance with the Ordinary Vesting Schedule, subject to the Executive’s continued employment with the Company on each applicable vesting date and the terms of the Plan and Stock Option Agreement.

(e)                                  CHANGE OF CONTROL. If there is a Change of Control (as defined in the Plan) during the Employment Term, then fifty percent (50%) of all outstanding unvested shares subject to the Option as of the date of the Change of Control shall become fully vested; provided that this Section 5(e) shall only apply to the first Change of Control that occurs during the Employment Term.  If the unvested portion of the Option (after giving effect to the accelerated vesting in the preceding sentence) is not continued, substituted or assumed (as provided in Section 8.4(b)(1) of the Plan) in connection with the first Change of Control that occurs during the Employment Term, the entire remaining unvested portion of the Option, if any, shall become fully vested, provided that, if the Company reasonably determines that it will not result in adverse tax consequences under Section 409A of the Code, the Company may in its sole discretion elect in lieu of the accelerated vesting set forth in this sentence to convert the unvested portion of the Option (which, for the avoidance of doubt, shall not include any portion of the Option that vests in the Change of Control pursuant to the first sentence of this Section 5(e)) into the right to receive an amount in cash equal to the excess, if any, of (y) the product of (I) the consideration paid in respect of one share of Common Stock in connection with the Change of Control (with the cash value of any non-cash consideration being equal to the fair market value, as determined by the Board in good faith, of such non-cash consideration) multiplied by (II) the number of shares of Common Stock subject to the unvested portion of the Option over (z) the aggregate exercise price of the unvested portion of the Option (the “Deferred Cash Payment”); provided further that nothing in this Section 5(e) shall prevent the Company from cancelling the

Option (as provided in Section 8.4(b)(4) of the Plan) in the event the Deferred Cash Payment would be zero.  The Deferred Cash Payment, if any, will be made on the later of (i) the date(s) that payment(s) would be made in the Change of Control to holders of Common Stock generally or (ii) subject to the Executive’s continued employment with the Company on each applicable vesting date, in accordance with the vesting schedule applicable to the Option as of the Change of Control, including the accelerated vesting provisions set forth in Sections 5(b)-(d), 8(d)(5) and 8(e) of this Agreement.

(f)                                   ANNUAL STOCK OPTIONS.  Each year, the Executive will be eligible for annual stock option grants as determined by the Board.

6.                                      EMPLOYEE BENEFITS.

(a)                                 BENEFIT PLANS.  The Executive shall be entitled to participate in all employee benefit plans that the Company generally makes available to its senior executives (other than severance plans) from time to time, including any group health plans, life, disability and AD&D insurances, a 401(k) plan, tuition reimbursement, parking or public transportation and various types of paid time off, subject to the terms and conditions of such benefit plans.

(b)                                 VACATION.  The Executive shall be entitled to twenty (20) days of paid vacation per year, in accordance with the Company’s vacation policy; provided that the Executive shall be entitled to twenty-five (25) days of paid vacation per year after three (3) full calendar years of employment.  Vacation may be taken at such times as the Executive elects with due regard to the needs of the Company.

(c)                                  BUSINESS EXPENSES.  The Company will reimburse the Executive for all reasonable business expenses incurred by the Executive in connection with the discharge of his duties for the Company, subject to the Company’s expense reimbursement policy in effect from time to time.

(d)                                 INDEMNIFICATION.  The Company shall indemnify the Executive to the maximum extent that its officers, directors and employees are entitled to indemnification pursuant to the Company’s Certificate of Incorporation and Bylaws for any acts or omissions by reason of being a director, officer or employee of the Company as of the Effective Date.  At all times during the Employment Term, the Company shall maintain in effect a directors and officers liability insurance policy with the Executive as a covered officer and director.

7.                                      TERMINATION.  The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)                                 DISABILITY.  Upon the 30th day following the Executive’s receipt of  notice of the Company’s intention to terminate the Executive’s employment due to Disability (as defined in this Section 7(a)); provided that, the Executive has not returned to full-time performance of his duties within 30 days after receipt of such notice.  If the Company determines in good faith that the Executive’s Disability has occurred during the term of this Agreement, it will give the Executive written notice of its intention to terminate his employment.  For purposes of this Agreement, “Disability” shall mean the Executive’s inability to substantially perform the essential duties of his job on a full-time basis for 180 calendar days during any consecutive twelve-month period or for 90 consecutive days as a result of incapacity due to mental or physical illness.

(b)                                 DEATH.  Automatically on the date of death of the Executive.

(c)                                  CAUSE.  Immediately upon written notice by the Company to the Executive of a termination for Cause.  “Cause” shall mean (i) the Executive’s commission of an act of fraud, embezzlement or theft against the Company or its subsidiaries; (ii) the Executive’s conviction of, or a plea of no contest to, a felony; (iii) willful nonperformance by the Executive (other than by reason of illness) of his material duties as an employee of the Company, which, to the extent it is curable by the Executive, is not cured within thirty (30) days after written notice thereof is given to the Executive by the Company; (iv) the Executive’s material breach of this Agreement or any other material agreement between the Executive and the Company or any of its subsidiaries, including the Confidentiality Agreement, which, to the extent it is curable by the Executive, is not cured within thirty (30) days after written notice thereof is given to the Executive by the Company; or (v) the Executive’s gross negligence, willful misconduct or any other act of willful disregard for the Company’s or any of its subsidiaries’ best interests, which, to the extent it is curable by the Executive, is not cured within thirty (30) days after written notice thereof is given to the Executive by the Company.

(d)                                 WITHOUT CAUSE.  Upon written notice by the Company to the Executive no earlier than two (2) years after the Effective Date of an involuntary termination without Cause and other than due to death or Disability.

(e)                                  GOOD REASON.  “Good Reason” for the Executive to terminate the Executive’s employment hereunder shall mean the occurrence of any of the following conditions during the Employment Term without the Executive’s express written consent; provided that any resignation by the Executive due to any of the following conditions shall only be deemed for Good Reason if: (i) the Executive gives the Company written notice of the intent to terminate for Good Reason within sixty (60) days following the first occurrence of the condition(s) that the Executive believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from the Executive; and (iii) the Executive actually resigns his employment within the first thirty (30) days after expiration of the Cure Period:

(1)                                 any material reduction by the Company of the Executive’s Base Salary or Target Bonus as initially set forth herein or as the same may be increased from time to time;

(2)                                 any material diminution in the Executive’s duties, title, responsibilities or authority;

(3)                                 a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board, other than any such requirement following a Change of Control;

(4)                                 any material breach of this Agreement, including a breach of the Company’s obligations under Section 5 or Section 12(b);

(5)                                 a requirement that the Executive relocate to a principal place of employment more than seventy-five (75) miles from Cambridge, Massachusetts; or

(6)                                 the Company’s removal or failure to appoint the Executive as a member of the Board, other than any such failure or removal following a Change of Control.

(f)                                   WITHOUT GOOD REASON.  The Executive shall provide two (2) weeks’ prior written notice (the “Transition Period”) to the Company of the Executive’s intended termination of employment without Good Reason (“Voluntary Termination”).  During the Transition Period, the Executive shall assist and advise the Company in any transition of business, customers, prospects, projects and strategic planning, and the Company shall pay the pro rata portion of the Executive’s Base Salary and benefits through the end of the Transition Period.  The Company may, in its sole discretion, upon written notice to the Executive, make such termination of employment effective earlier than the expiration of the Transition Period (“Early Termination Right”), but it shall pay the pro rata portion of the Executive’s Base Salary and benefits through the earlier of: the end of the Transition Period, or the date that the Executive accepts employment or a consulting engagement from a third party.

8.                                      CONSEQUENCES OF TERMINATION.  Any termination payments made and benefits provided under this Agreement to the Executive shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or its affiliates as may be in effect from time to time.  Subject to satisfaction of each of the conditions set forth in Section 9, the following amounts and benefits shall be due to the Executive:

(a)                                 DISABILITY.  Upon employment termination due to Disability, the Company shall pay or provide the Executive: (i) any unpaid Base Salary through the date of termination and any accrued vacation; (ii) reimbursement for any unreimbursed expenses owed to Executive; and (iii) all other payments and benefits to which the Executive is entitled under the terms of any applicable compensation arrangement or benefit, equity or other plan or program, including but not limited to any applicable insurance benefits, payable on the next regularly scheduled Company payroll date following the date of termination or earlier if required by applicable law (collectively, “Accrued Amounts”).  In addition, upon the Executive’s termination due to Disability, the Company shall pay the amounts described in Sections 8(d)(3) and 8(d)(4) to the Executive.

(b)                                 DEATH.  In the event the Employment Term ends on account of the Executive’s death, the Executive’s estate (or to the extent a beneficiary has been designated in accordance with a program, the beneficiary under such program) shall be entitled to any Accrued Amounts, including but not limited to proceeds from any Company sponsored life insurance programs.  In addition, upon the Executive’s death, the Company shall pay the amounts described in Sections 8(d)(3) and 8(d)(4) to the Executive’s estate.

(c)                                  TERMINATION FOR CAUSE OR WITHOUT GOOD REASON.  If the Executive’s employment should be terminated (i) by the Company for Cause, or (ii) by the Executive without Good Reason, the Company shall pay to the Executive any Accrued Amounts only, and shall not be obligated to make any additional payments to the Executive.

(d)                                 TERMINATION WITHOUT CAUSE OR FOR GOOD REASON.  If the Executive’s employment by the Company is terminated by the Company other than for Cause (and not due to Disability or death) or by the Executive for Good Reason, other than in circumstances described in Section 8(e), then the Company shall pay or provide the Executive with the Accrued Amounts and subject to compliance with Section 11:

(1)                                 continued payment of the Executive’s Base Salary as in effect immediately preceding the last day of the Employment Term for a period of twelve (12) months following the termination date (the “Salary Severance Period”) in accordance with the Company’s ordinary payroll practices (for purposes of calculating the Executive’s severance benefits, the Executive’s Base Salary shall be calculated based on the rate in effect prior to any material reduction in Base Salary that would give the Executive the right to resign for Good Reason (as provided in Section 7(e)(1)));

(2)                                 if the Executive timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue the Executive’s and his covered dependents’ health insurance coverage in effect on the termination date until the earliest of (i) twelve (12) months following the termination date (the “COBRA Severance Period”); (ii) the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date the Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), the “COBRA Payment Period”).  Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Executive’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section 8(d)(2), the Company shall pay the Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the Executive’s payment of COBRA premiums.  Nothing in this Agreement shall deprive the Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

(3)                                 in the event that the Executive’s employment is terminated after December 31 of any performance year, but prior to the Annual Bonus payment date for such performance year, the Executive shall receive: (i) the amount of the Annual Bonus as determined by the Board in good faith for the performance year immediately prior to the year in which the Executive’s termination occurs if the Company has not determined the amount of the Executive’s Annual Bonus as of the date of the Executive’s termination; or (ii) the amount of the Annual Bonus as already determined by the Board in good faith for the performance year immediately prior to the year in which the Executive’s termination occurs if the Company has already determined the amount of the Executive’s Annual Bonus as of the date of the Executive’s termination, payable in either case as a lump sum at the same time annual bonuses are paid to the Company’s executives generally, but no later than March 15 of the calendar year immediately following the calendar year in which the Annual Bonus is being measured;

(4)                                 in the event that the Executive’s employment is terminated: (i) on or before the date Annual Bonus performance goals are established for the performance year in which the Executive’s termination occurs, the Executive shall receive a pro-rata portion of the Executive’s Target Bonus for the performance year in which the Executive’s termination occurs, with such pro-rata portion calculated based upon the number of days that the Executive was employed during such performance year divided by the total number of days in such performance year; or (ii) after the date Annual Bonus performance goals are established for the performance year in which the Executive’s termination occurs, the Executive shall receive a pro-rata portion of the Executive’s Target Bonus for the performance year in which the Executive’s termination occurs, with such pro-rata portion calculated based upon the Executive’s achievement of performance goals as determined by the Board in good faith, payable in either case as a lump sum payment on the Company’s first ordinary payroll date occurring on or after the General Release effective date (namely, the date it can no longer be revoked) or as soon thereafter as is reasonable practicable thereafter; and

(5)                                 twenty-five percent (25%) of the shares subject to the Option  shall vest.  In addition, the time period that the Executive may have to exercise the Option shall be extended for a period equal to the shorter of (i) nine (9) months or, if longer, six (6) months after an Initial Public Offering, or (ii) the remaining term of the award.

(e)                                  TERMINATION WITHOUT CAUSE OR FOR GOOD REASON FOLLOWING A CHANGE OF CONTROL.  If the Executive’s employment by the Company is terminated by the Company other than for Cause (and not due to Disability or death), or by the Executive for Good Reason, in either case on or within twenty-four (24) months immediately following a Change of Control (as defined in the Plan, disregarding for this purpose clause (d) of such definition), then the Company shall pay or provide the Executive with the Accrued Amounts and all of the benefits described in Section 8(d) above, subject to compliance with Section 11; provided that: (i) the Salary Severance Period defined in Section 8(d)(1) shall be increased to a total of eighteen (18) months following the termination date; (ii) the COBRA Severance Period defined in Section 8(d)(2) shall be increased to a total of eighteen (18) months following the termination date; (iii) in lieu of the pro-rata bonus described in Section 8(d)(4), the Company shall pay the Executive the full Target Bonus for the performance year in which the Executive’s termination occurs, payable as a lump sum payment on the Company’s first ordinary payroll date occurring on or after the General Release effective date (namely, the date it can no longer be revoked); and (iv) in lieu of the vesting acceleration described in Section 8(d)(5), all of the outstanding unvested shares subject to the Option shall become fully vested and the time period that the Executive may have to exercise the Option shall be extended for a period equal to the shorter of (i) nine (9) months, or (ii) the remaining term of the award.

9.                                      CONDITIONS.  Any payments or benefits made or provided pursuant to Section 8 (other than Accrued Amounts) are subject to the Executive’s (or, in the event of the

Executive’s death, the beneficiary’s or estate’s, or in the event of the Executive’s Disability, the guardian’s):

(a)                                 compliance with the provisions of Section 11 hereof;

(b)                                 delivery to the Company of the executed Agreement and General Release (the “General Release”), which shall be in the form attached hereto as Appendix A (with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose) within 21 days following the date of termination of employment, and permitting the General Release to become effective in accordance with its terms; and

(c)                                  delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.

Notwithstanding the due date of any post-employment payments, any amounts due following a termination under this Agreement (other than Accrued Amounts) shall not be due until after the expiration of any revocation period applicable to the General Release without the Executive having revoked such General Release, and any such amounts shall be paid or commence being paid to the Executive on the Company’s first ordinary payroll date occurring on or after the expiration of such revocation period without the occurrence of a revocation by the Executive (or such later date as may be required under Section 18 or the final sentence of this Section 9).  Nevertheless (and regardless of whether the General Release has been executed by the Executive), upon any termination of Executive’s employment, Executive shall be entitled to receive any Accrued Amounts, payable after the date of termination in accordance with the Company’s applicable plan, program, policy or payroll procedures.  Notwithstanding anything to the contrary in this Agreement, if any severance pay or benefits are deferred compensation under Section 409A (as defined below), and the period during which the Executive may sign the General Release begins in one calendar year and ends in another, then the severance pay or benefit shall not be paid or the first payment shall not occur until the later calendar year.

10.                               SECTION 4999 EXCISE TAX.

(a)                                 Notwithstanding anything in this Agreement or any other agreement between the Executive and the Company (or any of its subsidiaries or affiliates) to the contrary, in the event that the provisions of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) relating to “parachute payments” (as defined in the Code) shall be applicable to any payment or benefit received or to be received by the Executive from the Company or its affiliates in connection with a change in the ownership or effective control of the Company within the meaning of Section 280G of the Code (a “Change of Control Transaction”) (collectively, “Payments”), then (a) at the Executive’s request, the Company agrees to submit such Payments to a shareholder vote intended to comply with the provisions of Section 280G(b)(5) of the Code, or (b) in the event that the Executive does not request a shareholder vote as set forth above or the provisions of Section 280G(b)(5) are inapplicable to the Company, then any such Payments shall be equal to the “Reduced Amount” where the Reduced Amount is (1) the largest portion of the Payments that will result in no portion of such Payments being subject to the excise tax imposed by Section 4999 of the Code, or (2) the entire amount of the Payments otherwise scheduled to be paid (without reduction), whichever of the forgoing amounts after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax of Section 4999 of the Code (all computed at the highest applicable merged rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of all state and local taxes), results in the Executive’s receipt, on an after-tax basis, of the greatest amount of Payments.  If subsection (1) above applies and a reduced amount of the Payments is payable, then any reduction of Payments required by such provision shall occur in the following order:  (i) first, a reduction of any Payments that are subject to Section 409A on a pro-rata basis or such other manner that complies with Section 409A, as reasonably determined by the Company, and (ii) second, a reduction of any Payments that are exempt from Section 409A in a manner the Company reasonably determines will provide the Executive with the greatest post-reduction economic benefit.

(b)                                 In connection with a Change of Control Transaction, the Company shall engage a certified public accounting firm (“Accountants”) to perform the calculations to determine if the Payments to the Executive would reasonably be subject to Section 280G of the Code, and the Company shall use commercially reasonable efforts to (1) cause the Accountants to finalize such calculations and (2) deliver such calculations and supporting documentation to the Executive, by no later than five (5) days before the closing of the Change of Control Transaction.  If the Executive, in good faith, disagrees with or disputes any of the assumptions, findings or determinations of the Accountants in respect of such calculations, the Company shall use reasonable efforts to cause its Accountants to consider in good faith the Executive’s position and revise such calculations if the Accountants determine that it is more-likely-than-not, based on the technical merits, that the Executive’s position will be sustained upon examination by the Internal Revenue Service.

11.                               CONFIDENTIALITY AND POST-EMPLOYMENT OBLIGATIONS.  As a condition of employment, the Executive agrees to execute and abide by the Company’s current form of Confidentiality and Non-Competition Agreement (“Confidentiality Agreement”), which may be amended by the parties from time to time without regard to this Agreement.  The Confidentiality Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

12.                               ASSIGNMENT.

(a)                                 The Executive may not assign or delegate any rights or obligations hereunder without first obtaining the written consent of the Company.

(b)                                 This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.  The Company will require any acquiror or successor of the Company in any merger, consolidation, sale, or acquisition of the Company, or a similar transaction to assume the Company’s obligations under this Agreement, and any failure to do so shall constitute a material breach of this Agreement.

13.                               NOTICE.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: If to the Executive: at the address (or to the facsimile number) shown on the records of the Company.

If to the Company:

Radius Health, Inc.

201 Broadway, 6th Floor

Cambridge, MA  02139

Attention: Chairman of the Board

(617) 551-4701 (fax)

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14.                               SECTION HEADINGS; INCONSISTENCY.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.  If there is any inconsistency between this Agreement and any other agreement (including but not limited to any option, stock, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of the Company the terms of this Agreement shall control over such Other Provision.

15.                               SEVERABILITY.  The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16.                               COUNTERPARTS.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.  One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

17.                               MISCELLANEOUS.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director of the Company as may be designated or authorized by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement together with all exhibits hereto and the Confidentiality Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to its conflicts of law principles.

18.                               SECTION 409A.

(a)                                 Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”).  Severance benefits payable upon a termination of employment shall not commence until Executive has a “separation from service” for purposes of Section 409A.   Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).  However, if such exemptions are not available and Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A,  the timing of the severance benefits shall be delayed until the earlier of (i) six (6) months and one day after Executive’s separation from service, or (ii) Executive’s death.  The parties acknowledge that the exemptions from application of Section 409A to severance benefits are fact specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of severance benefits may preclude the ability of severance benefits provided under this Agreement to qualify for an exemption.

(b)                                 It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the IRS pursuant to Section 409A of the Code on payments made pursuant to this Agreement.

19.                               MITIGATION OF DAMAGES.  In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the severance benefits payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any severance benefit hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer, except as set forth in this Agreement.

20.                               REPRESENTATIONS.  The Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive’s obligations hereunder.  The Executive further represents and warrants that he has been advised to consult with an attorney and that he has been represented by the attorney of his choosing during the negotiation of this Agreement (or chosen not to be so represented), that he has consulted with his attorney before executing this Agreement (or chosen not to consult an attorney), that he has carefully read and fully understand all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.

21.                               NON-DISPARAGEMENT.  Both during and after the Employment Term, the Executive and the Company (through its officers and directors) agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders, affiliates and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both the Executive and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process and provided further that nothing in this Section 21 shall preclude any party from making truthful statements that are reasonably necessary or to enforce or defend the party’s rights under this Agreement.

22.                               WITHHOLDING.  The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

23.                               SURVIVAL.  The respective obligations of, and benefits afforded to, the Company and the Executive which by their express terms or clear intent survive termination of the Executive’s employment with the Company, including, without limitation, the provisions of Sections 8 through 26, inclusive, of this Agreement, will survive termination of the Executive’s employment with the Company, and will remain in full force and effect according to their terms.

24.                               AGREEMENT OF THE PARTIES.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent.  Neither the Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

25.                               DISPUTE RESOLUTION.  In the event of any controversy, dispute or claim between the parties under, arising out of or related to this Agreement (including but not limited to, claims relating to breach, termination of this Agreement, or the performance of a party under this Agreement) whether based on contract, tort, statute or other legal theory (collectively referred to hereinafter as “Disputes”), the parties shall follow the dispute resolution procedures set forth below.  Any Dispute shall be finally settled by arbitration in accordance with the Employment Arbitration Rules & Procedures of JAMS (“JAMS”) then in force, and that the arbitration hearings shall be held in Boston, Massachusetts.  The parties agree to (i) appoint an arbitrator who is knowledgeable in employment and human resource matters and, to the extent possible, the industry in which the Company operates, and instruct the arbitrator to follow substantive rules of law; (ii) require the testimony to be transcribed; and (iii) require the award to be accompanied by findings of fact and a statement of reasons for the decision.  The arbitrator shall have the authority to permit discovery, to the extent deemed appropriate by the arbitrator, upon request of a party, but such discovery process shall continue for no more than thirty (30) days.  The arbitrator shall have no power or authority to add to or detract from the written agreement of the parties.  If the parties cannot agree upon an arbitrator within ten (10) days after demand by either of them, either or both parties may request JAMS name a panel of five (5) arbitrators.  The Company shall strike the names of two (2) off this list, the Executive shall also strike two (2) names, and the remaining name shall be the arbitrator.  The Company and the Executive shall each pay for their own attorneys’ fees and expenses and their pro rata share of the JAMS fees and expenses.  Any award shall be final, binding and conclusive upon the parties and a judgment rendered thereon may be entered in any court having jurisdiction thereof.  This Section shall not limit the right of any party to sue for injunctive relief for a breach of the obligations of this Agreement, including but not limited to the obligations in Section 11 or the Confidentiality Agreement.

26.                               CLAW-BACK.  All compensation received by the Executive from the Company will be subject to the provisions of any claw-back policy implemented by the Company to comply with applicable law or regulation (including stock exchange rules), including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder; provided that any claw-back policy will be applied to the Executive in a manner consistent with all other executive officers of the Company subject to the policy and no more extensively than is necessary to comply with applicable law or the policy.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first written above.

RADIUS HEALTH, INC.

By:	/s/ Kurt C. Graves
Kurt C. Graves
Its: Chairman of the Board

EXECUTIVE

/s/ Robert Ward
Robert Ward

[Signature Page to Employment Agreement]

APPENDIX A

FORM OF RELEASE

AGREEMENT AND GENERAL RELEASE

Radius Health, Inc. (the “Company”) and Robert Ward (“Executive”) agree:

1.                                      Last Day of Employment.  Executive’s last day of employment with Employer was [INSERT DATE] (the “Termination Date”).  In addition, effective as of the Termination Date, Executive ceased to serve as the President and Chief Executive Officer of the Company and its affiliates and ceased to be eligible for any benefits or compensation from the Company and its affiliates other than as specifically provided in Section 8 of the Executive Employment Agreement between the Company and Executive dated as of December 12, 2013 (the “Employment Agreement”).  Executive further acknowledges and agrees that from and after the date Executive executes this Agreement and General Release, Executive will not represent (and since the Termination Date the Executive has not represented) the Executive as being a director, employee, officer, trustee, agent or representative of the Company or its affiliates for any purpose.  In addition, effective as of Termination Date, Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company and its affiliates or any benefit plans of the Company and its affiliates.  These resignations will become irrevocable as set forth in Section 3 below.

2.                                      Consideration.  The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 9 of the Employment Agreement.

3.                                      Revocation.  Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release.  Any revocation within this period must be submitted in writing to the Company and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to the Chairman of the Board, Radius Health, Inc., 201 Broadway, 6th Floor, Cambridge, MA  02139, or his designee.  This Agreement and General Release shall become effective and irrevocable on the eighth (8th) day after Executive executes it, unless earlier revoked by Executive in accordance with this Section 3 (the “Effective Date”).

4.                                      General Release of Claims.  (A) Executive and the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Employee”) knowingly and voluntarily release and forever discharge the Company and its affiliates, subsidiaries, divisions, benefit plans, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to as “Employer”) from any and all actions, causes of action, contributions, indemnities, duties, debts, sums of money, suits, controversies, restitutions, understandings, agreements, promises, claims regarding stock, stock options or other forms of equity compensation, commitments, damages, fees and liabilities, responsibilities and any and all claims, demands, executions and liabilities of whatsoever kind, nature or description, oral or written, known or unknown, matured or unmatured, suspected or unsuspected at the present time, in law or in equity, whether known and unknown, against Employer, which the Employee has, has ever had

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or may have as of the date of Executive’s execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•                              Title VII of the Civil Rights Act of 1964, as amended;

•                              The Civil Rights Act of 1991;

•                              Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•                              The Employee Retirement Income Security Act of 1974, as amended;

•                              The Immigration Reform and Control Act, as amended;

•                              The Americans with Disabilities Act of 1990, as amended;

•                              The Age Discrimination in Employment Act of 1967, as amended;

•                              The Older Workers Benefit Protection Act of 1990;

•                              The Worker Adjustment and Retraining Notification Act, as amended;

•                              The Occupational Safety and Health Act, as amended;

•                              The Family and Medical Leave Act of 1993;

•                              Any wage payment and collection, equal pay and other similar laws, acts and statutes of the Commonwealth of Massachusetts;

•                              Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•                              Any public policy, contract, tort, or common law; or

•                              Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee’s express rights or claims for accrued vested benefits under any employee benefit plan, policy or arrangement maintained by Employer or under COBRA; (ii) Employee’s rights under the provisions of the Employment Agreement which are intended to survive termination of employment; (iii) Employee’s rights as a stockholder; or (iv) any rights of the Executive to indemnification as a Director or Officer of the Company.

5.                                      No Claims Permitted.  Employee waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law (with the understanding that that this

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Agreement and General Release bars the Executive from recovering monetary relief from Employer in connection with any charges or complaints which are not waived hereunder).

6.                                      Affirmations.  Employee affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum.  Employee further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in Section 8 of the Employment Agreement.  Employee also affirms Executive has no known workplace injuries.

7.                                      Cooperation; Return of Property.  Employee agrees to reasonably cooperate with Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge.  Employer will reimburse the Employee for any reasonable out-of-pocket travel, delivery or similar expenses incurred in providing such service to Employer.  Employee represents that Employee has returned to Employer all property belonging to Employer, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards, provided that Executive may retain, and Employer shall cooperate in transferring, Executive’s cell phone number and Executive’s personal rolodex and other address books.

8.                                      Governing Law and Interpretation.  This Agreement and General Release shall be governed and conformed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions.  In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release.  Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.  Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

9.                                      No Admission of Wrongdoing.  Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

10.                               Non-Disparagement. Employee and Employer (through its officers and directors) agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both Employee and Employer may respond accurately and fully to any question, inquiry or request for information when required by legal process and provided further that nothing in this Section 10 shall preclude Employer or Employee from making truthful statements that are reasonably necessary or to enforce or defend the party’s rights under this Agreement and General Release.

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11.                               Amendment.  This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

12.                               Entire Agreement.  This Agreement and General Release and the Confidentiality Agreement (as defined in the Employment Agreement) sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement, including but not limited to those contained in Section 11 thereof, shall survive and continue in full force and effect.  Employee acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

13.                               ADEA. Employee understands and acknowledges that Employee is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement and General Release.  Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further understands and acknowledges that Employee has been advised by this writing that nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

[signature page follows]

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EMPLOYEE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD. IN THE EVENT EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE AND RETURNS IT TO THE COMPANY IN LESS THAN THE TWENTY-ONE (21) DAY PERIOD IDENTIFIED ABOVE, EMPLOYEE HEREBY ACKNOWLEDGES THAT EMPLOYEE HAS FREELY AND VOLUNTARILY CHOSEN TO WAIVE THE TIME PERIOD ALLOTTED FOR CONSIDERING THIS AGREEMENT AND GENERAL RELEASE.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE EMPLOYMENT AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

RADIUS HEALTH, INC.

By:
Name:
Its:

Date:

EXECUTIVE

Robert Ward

Date: